Exhibit 99.2

FOR IMMEDIATE RELEASE

For Media:	For Investors:
Kim Hillyer	Jeff Goeser
Director, Communications & Public Affairs	Director, Investor Relations & Finance
402-574-6523	402-597-8464
kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com
@TDAmeritradePR

TD Ameritrade Plans to List Shares on the New York Stock Exchange

OMAHA, Neb., April 11, 2012 – TD Ameritrade Holding Corporation (NASDAQ: AMTD) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”). The company expects to begin trading on the NYSE on April 25, 2012, using its current symbol, “AMTD.” The company will continue to trade on the NASDAQ until the transfer is completed.

“We regularly review our many business relationships, and given our current relationship with the NYSE and the many efforts on which we have worked together over the years, the time was right to make this change,” said Fred Tomczyk, president and chief executive officer of TD Ameritrade. “We look forward to the start of this new partnership with the New York Stock Exchange.”

“TD Ameritrade has distinguished itself as a leader in investment services through continuous innovation, advanced trading tools, great service and exceptional value to its customers,” said Duncan L. Niederauer, chief executive officer, NYSE Euronext. “We are delighted that TD Ameritrade has chosen to transfer its listing to the New York Stock Exchange, and we look forward to providing the unique benefits of our market, brand and community to the company and its shareholders.”

For more news and information at TD Ameritrade, follow the company on Twitter, @TDAmeritradePR.

AMTD-G

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NASDAQ: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how - bringing Wall Street to Main Street for more than 36 years. An official sponsor of the 2012 U.S. Olympic Team, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit the TD Ameritrade’s newsroom or www.amtd.com for more information.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org) /NFA (www.nfa.futures.org)

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